Exhibit 99.1

TransAct Technologies Reports Preliminary First Quarter 2024 Financial Results

Lands Eight New FST Accounts, Representing Potential Terminal Sales of Nearly 1,000 Units

Casino and Gaming Sales Begin Normalization

Hamden, CT – May 7, 2024 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported preliminary results for the first quarter ended March 31, 2024.

“We have continued confidence in our core product offerings and our ability to win new customers in new deployment situations across a number of verticals, with eight new logos added to our BOHA! platform in the quarter” said John Dillon, Chief Executive Officer of TransAct. “We are optimistic about the future of TransAct as an agile, transaction validation platform providing tailored solutions to our customers and believe there is significant opportunity in both the near and long-term to target new use cases with our existing products and to enter new markets further down the road.”

First Quarter 2024 Financial Highlights

•	Net Sales: Net sales for the first quarter of 2024 were $10.7 million, down as expected due to the pull back in Casino and Gaming. The results were down 52% compared to $22.3 million for the first quarter of 2023 largely as a result of the expected market dynamics and normalizing demand for our Casino and Gaming printers.

•	FST Recurring Revenue: FST recurring revenue for the first quarter of 2024 was $2.4 million, up 3% compared to $2.3 million for the first quarter of 2023.

•	Gross Profit: Gross profit for the first quarter of 2024 was $5.6 million, resulting in gross margin of 52.6%, compared to gross profit of $12.3 million for the first quarter of 2023, which delivered a 55.0% gross margin.

•	Operating (loss) income: Operating loss for the first quarter of 2024 was $(1.3) million, compared to operating income of $3.8 million for the first quarter of 2023.

•	Net (loss) income: Net loss for the first quarter of 2024 was $(1.0) million, or $(0.10) per diluted share, based on 10.0 million weighted average common shares outstanding. Net income for the comparable 2023 period was $3.1 million, or $0.31 per diluted share, based on 10.0 million weighted average common shares outstanding.

•	EBITDA: EBITDA was negative $966 thousand for the first quarter of 2024, compared to $4.2 million for the first quarter of 2023.

•	Adjusted EBITDA: Adjusted EBITDA was negative $701 thousand for the first quarter of 2024, compared to $4.5 million for the first quarter of 2023.

2024 Financial Outlook

•	Total Net Sales: The Company currently expects full year 2024 total net sales of between $45 million and $50 million.

•	Total Adjusted EBITDA: The Company currently expects full year 2024 total adjusted EBITDA to be between negative $2.5 million and negative $3.5 million.

Our outlook for non-GAAP adjusted EBITDA is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. If one or more of the currently unavailable items is applicable, some items could be material, individually or in the aggregate, to GAAP reported results.

2024 First Quarter Conference Call and Webcast

TransAct is hosting a conference call and webcast today, May 7, 2024, beginning at 8:30 a.m. ET to discuss the Company’s preliminary first quarter 2024 results and other matters. Both the call and the webcast are open to the general public. The conference call number is 877-704-4453 and the conference ID number is 13746173 (domestic or international). Please call ten minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Company” followed by “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures

TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. The Company believes that these non-GAAP financial measures provide relevant and useful information to an investor evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to items that do not reflect the Company’s ongoing operations and are excluded from the calculation of such measures; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting and assessing financial performance. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net (loss) income before net interest expense, income taxes, depreciation, and amortization. A reconciliation of EBITDA to net (loss) income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net (loss) income before net interest (income) expense, income taxes, depreciation and amortization and is adjusted for (1) share-based compensation and (2) any other items, when they occur, that we believe do not reflect the ordinary earnings of the Company’s ongoing business. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net (loss) income, the most comparable GAAP financial measure, can be found attached to this release.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated is a global leader in developing and selling software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, and POS automation. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic and Ithaca® brands. TransAct has sold over 3.9 million printers, terminals and other hardware devices around the world and is committed to providing world-class service, spare parts, and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

©2024 TRANSACT Technologies Incorporated. All rights reserved. TransAct®, BOHA!™, AccuDate™, Epic Edge®, EPICENTRAL® and Ithaca® are trademarks of TransAct Technologies Incorporated.

Cautionary Statement Regarding Preliminary Financial Information

The Company has prepared the preliminary financial information set forth below on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting as of and for the three months ended March 31, 2024. This financial information is preliminary and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related review for the three months ended March 31, 2024. During the course of the preparation of the Company’s consolidated financial statements and related notes as of and for the three months ended March 31, 2024, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above. As a result, there can be no assurance that the Company’s final results for this period will not differ from the preliminary financial information.

This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, this preliminary financial information is not necessarily indicative of the results to be achieved for any future period.

Forward-Looking Statements

Certain statements included in this press release may be forward-looking statements within the meaning of the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent current views about possible future events and are often identified by the use of forward-looking terminology, such as "may", "will", "could", "expect", "intend", "estimate", "anticipate", "believe", "project”, "plan”, "predict”, "design" or "continue", or the negative thereof, or other similar words. Forward-looking statements are subject to certain risks, uncertainties and assumptions. In the event that one or more of such risks or uncertainties materialize, or one or more underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the adverse effects of current economic conditions on our business, operations, financial condition, results of operations and capital resources, difficulties or delays in manufacturing or delivery of inventory or other supply chain disruptions, inflation and the Russia/Ukraine and Middle East conflicts, an inability of our customers to make payments on time or at all, diversion of management attention, a possible future reduction in the value of goodwill or other intangible assets, inadequate manufacturing capacity or a shortfall or excess of inventory as a result of difficulty in predicting manufacturing requirements due to volatile economic conditions, price increases or decreased availability of component parts or raw materials, exchange rate fluctuations, volatility of and decreases in trading prices of our common stock and the availability of needed financing on acceptable terms or at all; our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition; our reliance on an unrelated third party to develop, maintain and host certain web-based food service application software and develop and maintain selected components of our downloadable software applications pursuant to a non-exclusive license agreement, and the risk that interruptions in our relationship with that third party could materially impair our ability to provide services to our food service technology customers on a timely basis or at all and could require substantial expenditures to find or develop alternative software products; our ability to successfully grow our business in the food service technology market; risks associated with the pursuit of strategic initiatives and business growth; general economic conditions; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our dependence on significant suppliers; our ability to recruit and retain quality employees; our dependence on third parties for sales outside the United States; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars, supply chain disruptions or other significant pricing pressures affecting the Company’s products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to protect intellectual property; and other risk factors identified and discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and other reports filed with the Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by applicable law.

# # #

Investor Contact:

Ryan Gardella

ICR, Inc.

Ryan.Gardella@icrinc.com

- Financial tables follow-

TRANSACT TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Preliminary and Unaudited)

	Three months ended March 31,
	2024	2023
	(In thousands, except per share data)

Net sales	$10,687	$22,270
Cost of sales	5,063	10,015
Gross profit	5,624	12,255

Operating expenses:
Engineering, design and product development	1,966	2,269
Selling and marketing	2,083	2,757
General and administrative	2,876	3,416
	6,925	8,442
Operating (loss) income	(1,301)	3,813

Interest and other income (expense):
Interest, net	48	(66)
Other, net	(60)	21
	(12)	(45)

(Loss) income before income taxes	(1,313)	3,768
Income tax benefit (expense)	277	(629)
Net (loss) income	$(1,036)	$3,139

Net (loss) income per common share:
Basic	$(0.10)	$0.32
Diluted	$(0.10)	$0.31

Shares used in per share calculation:
Basic	9,972	9,930
Diluted	9,972	10,043

SUPPLEMENTAL INFORMATION – SALES BY MARKET:

(Preliminary and Unaudited)

	Three months ended March 31,
	2024	2023
	(In thousands)

Food service technology	$3,300	$3,458
POS automation	651	1,797
Casino and gaming	5,696	15,811
TransAct Services Group	1,040	1,204
Total net sales	$10,687	$22,270

TRANSACT TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

	March 31,	December 31,
	2024	2023
Assets:	(In thousands)
Current assets:
Cash and cash equivalents	$10,631	$12,321
Accounts receivable, net	7,780	9,824
Inventories	19,171	17,759
Prepaid income taxes	352	322
Other current assets	931	773
Total current assets	38,865	40,999

Fixed assets, net	2,187	2,421
Right-of-use assets	1,371	1,602
Goodwill	2,621	2,621
Deferred tax assets	6,691	6,304
Intangible assets, net	50	88
Other assets	133	163
	13,053	13,199
Total assets	$51,918	$54,198

Liabilities and Shareholders’ Equity:
Current liabilities:
Revolving loan payable	$2,250	$2,250
Accounts payable	$4,226	4,431
Accrued liabilities	4,126	4,947
Lease liabilities	941	929
Deferred revenue	925	1,079
Total current liabilities	12,468	13,636

Deferred revenue, net of current portion	196	209
Lease liabilities, net of current portion	468	720
Other liabilities	215	219
	879	1,148
Total liabilities	13,347	14,784

Shareholders’ equity:
Common stock	140	140
Additional paid-in capital	57,249	57,055
Retained earnings	13,342	14,378
Accumulated other comprehensive loss, net of tax	(50)	(49)
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	38,571	39,414
Total liabilities and shareholders’ equity	$51,918	$54,198

TRANSACT TECHNOLOGIES INCORPORATED

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA

NON-GAAP FINANCIAL MEASURES

(Preliminary and Unaudited)

	Three Months Ended
	March 31,
	2024	2023
	(In thousands)

Net (loss) income	$(1,036)	$3,139

Interest (income) expense, net	(48)	66
Income tax (benefit) expense	(277)	629
Depreciation and amortization	395	352

EBITDA	(966)	4,186

Share-based compensation expense	265	278

Adjusted EBITDA	$(701)	$4,464